FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-166711-02

August 28, 2012

Free Writing Prospectus

Citigroup Commercial Mortgage Trust 2012-GC8

The depositor has filed a registration statement (including the prospectus) with the SEC (SEC File No. 333-166711) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Citigroup Global Markets Inc., any other underwriter, or any dealer participating in this offering will arrange to send to you the prospectus if you request it by calling toll-free 1-877-858-5407.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

The Securities May Not Be a Suitable Investment for You

The securities offered by this Free Writing Prospectus are not suitable investments for all investors. In particular, you should not purchase any class of securities unless you understand and are able to bear the prepayment, credit, liquidity and market risks associated with that class of securities. For those reasons, among others, the yield to maturity and the aggregate amount and timing of distributions on the offered securities are subject to material variability from period to period and give rise to the potential for significant loss over the life of those securities. The interaction of these factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the offered securities involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans and the securities.

This Free Writing Prospectus is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.  The information contained in this Free Writing Prospectus may not pertain to any securities that will actually be sold.  The information contained in this Free Writing Prospectus may be based on assumptions regarding market conditions and other matters as reflected in this Free Writing Prospectus.  We make no representations regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and this Free Writing Prospectus should not be relied upon for such purposes.  We and our affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this Free Writing Prospectus may, from time to time, have long or short positions in, and buy or sell, the securities mentioned in this Free Writing Prospectus or derivatives thereof (including options).  Information contained in this Free Writing Prospectus is current as of the date appearing on this Term Sheet only.  Information in this Free Writing Prospectus regarding the securities and the mortgage loans backing any securities discussed in this Free Writing Prospectus supersedes all prior information regarding such securities and mortgage loans. Neither Citigroup Global Markets Inc. nor Goldman, Sachs & Co. provides accounting, tax or legal advice.

Citigroup	Goldman, Sachs & Co.

COLLATERAL OVERVIEW

Mortgage Loans by Loan Seller
Mortgage Loan Seller	Mortgage Loans	Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
Citigroup Global Markets Realty Corp.	39	61	$549,462,355	52.8%
Goldman Sachs Mortgage Company	14	74	365,467,451	35.1
Natixis Real Estate Capital LLC	4	4	125,280,715	12.0
Total	57	139	$1,040,210,521	100.0%

Ten Largest Mortgage Loans
Mortgage Loan Name	Cut-off Date Balance	% of Initial Pool Balance	Property Type	Property Size SF / Rooms	Cut-off Date Balance Per SF / Room	UW NCF DSCR	UW NOI Debt Yield	Cut-off Date LTV Ratio
Miami Center	$114,765,852	11.0%	Office	786,836	$219	1.41x	10.1%	64.2%
222 Broadway	100,000,000	9.6	Office	786,552	$172	2.11x	11.0%	58.7%
17 Battery Place South	91,000,000	8.7	Office	428,450	$212	1.65x	11.0%	64.5%
Pinnacle at Westchase	79,827,198	7.7	Office	470,940	$170	1.57x	10.8%	67.9%
Gansevoort Park Avenue	75,000,000	7.2	Hospitality	249	$562,249	1.77x	12.5%	50.4%
25 East Oak Street	49,938,386	4.8	Retail	38,445	$1,299	1.33x	8.1%	67.7%
Sonora Village	33,650,000	3.2	Retail	248,322	$136	1.38x	9.4%	71.3%
Cole Family Dollar Portfolio	27,725,000	2.7	Retail	298,858	$93	2.23x	11.1%	61.4%
Hyatt Regency - Buffalo	25,461,498	2.4	Hospitality	396	$64,297	1.77x	15.8%	65.3%
Plains Capital Towers	23,948,280	2.3	Office	425,040	$56	1.91x	15.4%	59.2%
Top 10 Total / Wtd. Avg.	$621,316,214	59.7%				1.68x	11.0%	62.6%
Remaining Total / Wtd. Avg.	418,894,307	40.3				1.81x	12.6%	63.8%
Total / Wtd. Avg.	$1,040,210,521	100.0%				1.73x	11.7%	63.1%

Pari Passu Note Loan Summary
Mortgage Loan Name	Mortgage Loan Seller	Mortgage Loan Cut-off Date Balance	Companion Loan Cut-off Date Balance	Whole Loan Cut-off Date Balance	Controlling Pooling & Servicing Agreement	Master Servicer	Special Servicer
Miami Center	CGMRC	$114,765,852	$57,382,926	$172,148,778	CGCMT 2012-GC8	Wells Fargo	Midland Loan Services
222 Broadway	GSMC	$100,000,000	$35,000,000	$135,000,000	CGCMT 2012-GC8	Wells Fargo	Midland Loan Services
Gansevoort Park Avenue	CGMRC	$75,000,000	$65,000,000	$140,000,000	CGCMT 2012-GC8	Wells Fargo	Midland Loan Services

The securities offered by these materials are being offered when, as and if issued.  In particular, you are advised that the offered securities, and the asset pool backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the offered securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the offered securities and the underlying transaction having the characteristics described in these materials.  If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuer nor any of the underwriters will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

The depositor has filed a registration statement (including the prospectus) with the SEC (SEC File No. 333-166711) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Citigroup Global Markets Inc., any other underwriter, or any dealer participating in this offering will arrange to send to you the prospectus if you request it by calling toll-free 1-877-858-5407.

COLLATERAL OVERVIEW (continued)

Previously Securitized Mortgage Loans(1)(2)
Property Name	Mortgage Loan Seller	City	State	Property Type	Cut-off Date Balance / Allocated Cut- off Date Balance	% of Initial Pool Balance	Previous Securitization(s)
Miami Center	CGMRC	Miami	FL	Office	$114,765,852	11.0%	GSMS 2003-C1, LBUBS 2007-C7
17 Battery Place South	Natixis RE	New York	NY	Office	$91,000,000	8.7%	GMACC 2002-FL1A, WBCMT 2007-C32
Pinnacle at Westchase	CGMRC	Houston	TX	Office	$79,827,198	7.7%	JPMCC 2004-CBX
Sonora Village	GSMC	Scottsdale	AZ	Retail	$33,650,000	3.2%	DLJCM 2000-CF1
Sutton Place Apartments	Natixis RE	Southfield	MI	Multifamily	$18,800,000	1.8%	FULB 1997-C2
290 Madison	CGMRC	New York	NY	Mixed Use	$14,947,118	1.4%	COMM 2006-C8
College Point Self Storage	CGMRC	College Point	NY	Self Storage	$14,410,200	1.4%	GECMC 2002-2A
Legacy Tower	GSMC	Durham	NC	Office	$11,697,214	1.1%	BSCMS 2007-T26
1026-1044 Market Street	CGMRC	Philadelphia	PA	Mixed Use	$9,988,738	1.0%	GECMC 2002-1A
Mountain Marketplace	CGMRC	Pasadena	MD	Retail	$8,980,103	0.9%	BSCMS 2002-PBW1
Countryside Plaza	CGMRC	Mt. Pleasant	PA	Retail	$8,133,888	0.8%	JPMC 2000-C9
Food Lion Mount Airy	CGMRC	Mount Airy	MD	Retail	$7,825,501	0.8%	MSDWC 2002-HQ
Holiday Inn Express Fayetteville	Natixis RE	Fayetteville	NC	Hospitality	$7,476,636	0.7%	GECMC 2003-C2
Briarlane Apartments	CGMRC	Grand Rapids	MI	Multifamily	$4,684,631	0.5%	BSCMS 2005-PWR9
Walgreens and Sports Authority Portfolio (Palm Gardens)	CGMRC	Palm Beach Gardens	FL	Retail	$4,581,975	0.4%	JPMCC 2002-C2
Storage Pro - Kalamazoo	CGMRC	Kalamazoo	MI	Self Storage	$3,671,729	0.4%	GMACC 2002-C2
Americana Self Storage (SST)	CGMRC	Chantilly	VA	Self Storage	$3,487,661	0.3%	MSC 1999-RM1
Walgreens and Sports Authority Portfolio (Marshall)	CGMRC	Marshall	TX	Retail	$2,910,174	0.3%	GECMC 2002-2A
Walgreens and Sports Authority Portfolio (Little Rock)	CGMRC	Little Rock	AR	Retail	$2,662,499	0.3%	WBCMT 2003-C6
Storage Pro - East Lansing	CGMRC	East Lansing	MI	Self Storage	$2,460,058	0.2%	GMACC 2002-C2
Storage Pro - Wyoming	CGMRC	Wyoming	MI	Self Storage	$2,203,037	0.2%	GMACC 2002-C2
Storage Kings of South Congress	CGMRC	Austin	TX	Self Storage	$2,193,360	0.2%	BACM 2003-1
Gas Lite Manor	CGMRC	Sioux Falls	SD	Manufactured Housing	$1,577,305	0.2%	WBCMT 2007-C31
Walgreens and Sports Authority Portfolio (Pasadena)	CGMRC	Pasadena	TX	Retail	$1,486,046	0.1%	WBCMT 2003-C6
Winchester Self Storage	CGMRC	Memphis	TN	Self Storage	$948,954	0.1%	CSMC 2007-C5

(1)
The table above represents the most recent securitization with respect to the mortgaged property securing the related mortgage loan, based on information provided by the related borrower or obtained through searches of a third-party database. The information has not otherwise been confirmed by the mortgage loan sellers.

(2)	Includes mortgaged properties securing mortgage loans for which the most recent prior financing of all or a significant portion of such property was included in a securitization.

The securities offered by these materials are being offered when, as and if issued.  In particular, you are advised that the offered securities, and the asset pool backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the offered securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the offered securities and the underlying transaction having the characteristics described in these materials.  If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuer nor any of the underwriters will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

The depositor has filed a registration statement (including the prospectus) with the SEC (SEC File No. 333-166711) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Citigroup Global Markets Inc., any other underwriter, or any dealer participating in this offering will arrange to send to you the prospectus if you request it by calling toll-free 1-877-858-5407.

COLLATERAL OVERVIEW (continued)

Mortgage Loans with Existing Secured, Mezzanine and Other Financing
Mortgage Loan Name	Cut-off Date Balance	Pari-Passu Companion Loan Cut-off Date Balance	Mezzanine Debt Cut- off Date Balance	Cut-off Date Total Debt Balance	Total Debt Interest Rate	Cut-off Date Mortgage Loan LTV	Cut-off Date Total Debt LTV	Mortgage Loan DSCR	Total Debt DSCR
17 Battery Place South	$91,000,000	NA	$14,000,000	$105,000,000	5.7000%	64.5%	74.5%	1.65x	1.29x
Gansevoort Park Avenue	$75,000,000	$65,000,000	$20,000,000	$160,000,000	5.7050%	50.4%	57.6%	1.77x	1.43x

Property Types
Property Type / Detail	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	% of Initial Pool Balance	Wtd. Avg. Underwritten NCF DSCR(2)	Wtd. Avg. Cut-off Date LTV Ratio(2)	Wtd. Avg. Debt Yield on Underwritten NOI(2)
Retail	77	$204,030,725	19.6%	1.85x	63.6%	10.9%
Unanchored	4	61,892,289	5.9	1.39x	66.5%	8.8%
Anchored	6	56,852,742	5.5	1.84x	62.3%	11.9%
Single Tenant Retail	66	51,635,694	5.0	2.73x	56.7%	13.3%
Power Center / Big Box	1	33,650,000	3.2	1.38x	71.3%	9.4%
Office	9	$459,313,184	44.2%	1.68x	63.6%	11.0%
CBD	6	407,752,058	39.2	1.68x	63.8%	10.8%
General Suburban	3	51,561,125	5.0	1.64x	62.3%	12.8%
Multifamily	13	$88,395,609	8.5%	1.76x	66.2%	12.7%
Student Housing	1	12,444,665	1.2	1.34x	67.3%	11.0%
Garden	8	63,658,203	6.1	1.90x	64.7%	13.6%
Mid Rise	3	6,000,000	0.6	1.44x	71.1%	9.4%
High Rise	1	6,292,741	0.6	1.47x	74.6%	9.6%
Hospitality	10	$180,731,054	17.4%	1.84x	56.7%	14.3%
Full Service	4	121,599,912	11.7	1.80x	55.3%	13.8%
Limited Service	5	49,027,252	4.7	1.96x	57.4%	15.6%
Extended Stay	1	10,103,889	1.0	1.81x	69.7%	14.7%
Mixed Use	2	$24,935,856	2.4%	1.54x	59.3%	10.4%
Office / Retail	1	14,947,118	1.4	1.36x	55.2%	9.0%
Retail / Office	1	9,988,738	1.0	1.81x	65.4%	12.5%
Self Storage	16	$55,254,581	5.3%	1.59x	70.2%	10.6%
Parking	1	$ 2,589,978	0.2%	1.58x	74.0%	11.1%
Manufactured Housing	11	$24,959,533	2.4%	1.49x	70.0%	11.0%
Total / Wtd. Avg.	139	$1,040,210,521	100.0%	1.73x	63.1%	11.7%

(1)	Calculated based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.
(2)	Weighted average based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.

The securities offered by these materials are being offered when, as and if issued.  In particular, you are advised that the offered securities, and the asset pool backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the offered securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the offered securities and the underlying transaction having the characteristics described in these materials.  If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuer nor any of the underwriters will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

The depositor has filed a registration statement (including the prospectus) with the SEC (SEC File No. 333-166711) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Citigroup Global Markets Inc., any other underwriter, or any dealer participating in this offering will arrange to send to you the prospectus if you request it by calling toll-free 1-877-858-5407.

COLLATERAL OVERVIEW (continued)

Geographic Distribution
Property Location	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	% of Initial Pool Balance	Aggregate Appraised Value	% of Total Appraised Value	Underwritten NOI	% of Total Underwritten NOI
New York	7	$326,294,384	31.4%	$743,900,000	38.2%	$49,750,834	35.7%
Texas	20	154,878,737	14.9	238,870,000	12.3	18,555,843	13.3
Florida	15	137,897,771	13.3	303,370,000	15.6	20,115,371	14.4
Illinois	11	98,841,924	9.5	144,050,000	7.4	9,138,255	6.6
Michigan	17	50,531,289	4.9	81,490,000	4.2	7,302,328	5.2
Pennsylvania	4	47,506,145	4.6	79,075,000	4.1	6,778,253	4.9
Arizona	4	36,267,492	3.5	51,210,000	2.6	3,452,657	2.5
North Carolina	4	35,441,825	3.4	56,325,000	2.9	5,476,785	3.9
Virginia	4	24,100,627	2.3	40,975,000	2.1	3,102,423	2.2
California	1	23,400,000	2.2	38,000,000	1.9	2,408,702	1.7
Ohio	5	19,293,285	1.9	29,190,000	1.5	2,193,483	1.6
Georgia	2	18,397,246	1.8	29,600,000	1.5	2,426,711	1.7
Maryland	2	16,805,605	1.6	26,600,000	1.4	2,061,547	1.5
Mississippi	8	8,177,540	0.8	13,245,000	0.7	1,028,933	0.7
Oklahoma	7	6,535,969	0.6	10,530,000	0.5	788,687	0.6
Utah	2	6,483,228	0.6	9,250,000	0.5	695,436	0.5
New Hampshire	1	5,445,000	0.5	11,800,000	0.6	920,640	0.7
Wisconsin	1	4,386,720	0.4	7,200,000	0.4	465,404	0.3
Tennessee	3	4,333,677	0.4	5,850,000	0.3	465,968	0.3
Arkansas	2	3,129,917	0.3	5,040,000	0.3	376,585	0.3
Missouri	5	2,525,716	0.2	5,540,000	0.3	411,250	0.3
Colorado	3	1,996,057	0.2	3,540,000	0.2	252,626	0.2
South Dakota	1	1,577,305	0.2	2,110,000	0.1	162,181	0.1
Nevada	3	1,342,468	0.1	3,390,000	0.2	276,588	0.2
New Mexico	1	1,152,447	0.1	1,800,000	0.1	128,090	0.1
Kansas	1	981,830	0.1	1,610,000	0.1	109,126	0.1
Indiana	1	801,845	0.1	1,930,000	0.1	143,419	0.1
Louisiana	1	456,508	0.0	1,080,000	0.1	83,082	0.1
South Carolina	1	411,457	0.0	975,000	0.1	76,775	0.1
Minnesota	1	408,698	0.0	590,000	0.0	45,425	0.0
Iowa	1	407,809	0.0	680,000	0.0	45,326	0.0
Total	139	$1,040,210,521	100.0%	$1,948,815,000	100.0%	$139,238,733	100.0%

(1)	Calculated based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.

The securities offered by these materials are being offered when, as and if issued.  In particular, you are advised that the offered securities, and the asset pool backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the offered securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the offered securities and the underlying transaction having the characteristics described in these materials.  If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuer nor any of the underwriters will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

The depositor has filed a registration statement (including the prospectus) with the SEC (SEC File No. 333-166711) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Citigroup Global Markets Inc., any other underwriter, or any dealer participating in this offering will arrange to send to you the prospectus if you request it by calling toll-free 1-877-858-5407.

Distribution of Cut-off Date Balances				Distribution of Cut-off Date LTV Ratios
			% of				% of
	Number of		Initial		Number of		Initial
Range of Cut-off Date	Mortgage	Cut-off Date	Pool	Range of Cut-off	Mortgage		Pool
Balances ($)	Loans	Balance	Balance	Date LTV (%)	Loans	Cut-off Date Balance	Balance
1,577,305 - 4,999,999	12	$41,169,572	4.0%	41.0 - 45.9	1	$12,270,000	1.2%
5,000,000 - 9,999,999	19	140,005,079	13.5	46.0 - 50.9	3	83,932,661	8.1
10,000,000 - 14,999,999	12	151,172,045	14.5	51.0 - 55.9	4	45,796,883	4.4
15,000,000 - 19,999,999	1	18,800,000	1.8	56.0 - 60.9	8	184,796,934	17.8
20,000,000 - 29,999,999	6	144,882,389	13.9	61.0 - 65.9	15	387,971,508	37.3
30,000,000 - 49,999,999	2	83,588,386	8.0	66.0 - 74.9	26	325,442,535	31.3
70,000,000 - 99,999,999	3	245,827,198	23.6	Total	57	$1,040,210,521	100.0%
100,000,000 - 114,765,852	2	214,765,852	20.6
Total	57	$1,040,210,521	100.0%
				Distribution of Maturity Date/ARD LTV Ratios
Distribution of Underwritten DSCRs							% of
			% of		Number of		Initial
	Number of		Initial	Range of Maturity	Mortgage		Pool
Range of UW	Mortgage		Pool	Date/ARD LTV (%)	Loans	Cut-off Date Balance	Balance
DSCR (x)	Loans	Cut-off Date Balance	Balance	32.4 - 39.9	4	$ 99,186,253	9.5%
1.33 - 1.39	7	$143,220,071	13.8%	40.0 - 44.9	7	88,280,408	8.5
1.40 - 1.49	8	165,751,383	15.9	45.0 - 49.9	7	68,225,378	6.6
1.50 - 1.59	10	161,045,208	15.5	50.0 - 54.9	16	415,122,440	39.9
1.60 - 1.69	7	125,579,699	12.1	55.0 - 59.9	13	273,888,927	26.3
1.70 - 1.79	6	142,145,816	13.7	60.0 - 63.3	10	95,507,114	9.2
1.80 - 1.89	7	64,068,146	6.2	Total	57	$1,040,210,521	100.0%
1.90 - 1.99	2	30,112,366	2.9
2.00 - 2.09	1	3,487,661	0.3
2.10 - 4.78	9	204,800,172	19.7	Distribution of Loan Purpose
Total	57	$1,040,210,521	100.0%				% of
					Number of		Initial
					Mortgage		Pool
Distribution of Amortization Types				Loan Purpose	Loans	Cut-off Date Balance	Balance
			% of	Refinance	35	$577,250,670	55.5%
	Number of		Initial	Acquisition	18	392,559,022	37.7
	Mortgage	Cut-off Date	Pool	Recapitalization	3	62,400,829	6.0
Amortization Type	Loans	Balance	Balance	Acquisition/Refinance	1	8,000,000	0.8
Amortizing (30 Years)	31	$484,207,315	46.5%	Total	57	$1,040,210,521	100.0%
Amortizing (25 Years)	17	168,713,206	16.2
Interest Only, Then
Amortizing	5	241,850,000	23.3	Distribution of Mortgage Interest Rates
Interest Only	3	117,715,000	11.3				% of
Interest Only - ARD	1	27,725,000	2.7		Number of		Initial
Total	57	$1,040,210,521	100.0%	Range of Mortgage	Mortgage		Pool
				Interest Rates (%)	Loans	Cut-off Date Balance	Balance
				3.700 - 3.999	1	$12,270,000	1.2%
Distribution of Lockboxes				4.250 - 4.499	2	55,383,386	5.3
			% of	4.500 - 4.749	8	105,789,192	10.2
	Number of		Initial	4.750 - 4.999	18	452,813,924	43.5
	Mortgage	Cut-off Date	Pool	5.000 - 5.249	12	282,891,294	27.2
Lockbox Type	Loans	Balance	Balance	5.250 - 5.499	11	86,617,091	8.3
Hard	25	$712,395,194	68.5%	5.500 - 5.749	2	19,825,865	1.9
Springing	26	230,971,698	22.2	5.750 - 5.900	3	24,619,769	2.4
Soft	6	96,843,629	9.3	Total	57	$1,040,210,521	100.0%
Total	57	$1,040,210,521	100.0%

The securities offered by these materials are being offered when, as and if issued.  In particular, you are advised that the offered securities, and the asset pool backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the offered securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the offered securities and the underlying transaction having the characteristics described in these materials.  If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuer nor any of the underwriters will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

The depositor has filed a registration statement (including the prospectus) with the SEC (SEC File No. 333-166711) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Citigroup Global Markets Inc., any other underwriter, or any dealer participating in this offering will arrange to send to you the prospectus if you request it by calling toll-free 1-877-858-5407.

Distribution of Debt Yield on Underwritten NOI				Distribution of Original Amortization Terms
			% of				% of
Range of	Number of		Initial	Original	Number of		Initial
Debt Yields on	Mortgage		Pool	Amortization	Mortgage		Pool
Underwritten NOI (%)	Loans	Cut-off Date Balance	Balance	Terms (months)	Loans	Cut-off Date Balance	Balance
8.1 - 9.9	7	$128,727,588	12.4%	Interest Only	4	$145,440,000	14.0%
10.0 - 10.9	16	319,765,776	30.7	300	17	168,713,206	16.2
11.0 - 11.9	11	279,266,095	26.8	360	36	726,057,315	69.8
12.0 - 12.9	5	110,294,166	10.6	Total	57	$1,040,210,521	100.0%
13.0 - 13.9	4	33,469,936	3.2
14.0 - 14.9	4	43,696,470	4.2
15.0 - 15.9	4	58,066,489	5.6	Distribution of Remaining Amortization Terms
16.0 - 19.5	6	66,924,000	6.4	Range of			% of
Total	57	$1,040,210,521	100.0%	Remaining	Number of		Initial
				Amortization	Mortgage		Pool
				Terms (months)	Loans	Cut-off Date Balance	Balance
Distribution of Debt Yield on Underwritten NCF				Interest Only	4	$145,440,000	14.0%
			% of	296 - 300	17	168,713,206	16.2
Range of	Number of		Initial	301 – 360	36	726,057,315	69.8
Debt Yields on	Mortgage		Pool	Total	57	$1,040,210,521	100.0%
Underwritten NCF (%)	Loans	Cut-off Date Balance	Balance
8.0 - 8.9	3	98,535,504	9.5%	Distribution of Prepayment Provisions
9.0 - 9.9	8	201,750,212	19.4				% of
10.0 - 10.9	21	413,317,611	39.7		Number of		Initial
11.0 - 11.9	10	149,756,970	14.4	Prepayment	Mortgage		Pool
12.0 - 12.9	5	81,014,452	7.8	Provision	Loans	Cut-off Date Balance	Balance
13.0 - 13.9	3	22,747,687	2.2	Defeasance	50	$708,384,447	68.1%
14.0 - 17.9	7	73,088,086	7.0	Defeasance or Yield
Total	57	$1,040,210,521	100.0%	Maintenance	3	202,593,050	19.5
				Yield Maintenance	4	129,233,024	12.4
				Total	57	$1,040,210,521	100.0%
Mortgage Loans with Original Partial Interest Only Periods
Original Partial	Number of		% of Initial	Distribution of Escrow Types
Interest Only	Mortgage	Cut-off Date	Pool				% of
Period (months)	Loans	Balance	Balance		Number of		Initial
24	4	$150,850,000	14.5%		Mortgage		Pool
36	1	$91,000,000	8.7%	Escrow Type	Loans	Cut-off Date Balance	Balance
				Real Estate Tax	53	$983,129,826	94.5%
Distribution of Original Terms to Maturity/ARD				Replacement
			% of	Reserves(1)	52	$964,573,556	92.7
Original Term to	Number of		Initial	Insurance	45	$766,508,850	73.7
Maturity/ARD	Mortgage		Pool	TI/LC(2)	19	$578,177,175	84.0
(months)	Loans	Cut-off Date Balance	Balance	(1) Includes mortgage loans with FF&E reserves.
60	7	$178,355,149	17.1%	(2) Percentage of total office, retail, and mixed use properties only.
84	1	27,725,000	2.7
120	49	834,130,372	80.2
Total	57	$1,040,210,521	100.0%

Distribution of Remaining Terms to Maturity/ARD
Range of			% of
Remaining Terms	Number of		Initial
to Maturity/ARD	Mortgage		Pool
(months)	Loans	Cut-off Date Balance	Balance
49 - 60	7	$178,355,149	17.1%
49 - 84	1	27,725,000	2.7
85 - 120	49	834,130,372	80.2
Total	57	$1,040,210,521	100.0%

The securities offered by these materials are being offered when, as and if issued.  In particular, you are advised that the offered securities, and the asset pool backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the offered securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the offered securities and the underlying transaction having the characteristics described in these materials.  If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuer nor any of the underwriters will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

The depositor has filed a registration statement (including the prospectus) with the SEC (SEC File No. 333-166711) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Citigroup Global Markets Inc., any other underwriter, or any dealer participating in this offering will arrange to send to you the prospectus if you request it by calling toll-free 1-877-858-5407.